EXHIBIT 99.1

March 2, 2020

BioCorRx Announces Senior Management Promotions

Lourdes Felix Promoted to President

Tom Welch Promoted to Executive Vice President

ANAHEIM, CA, March 02, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- BioCorRx Inc. (OTCQB: BICX) (the “Company”)
, a developer and provider of advanced solutions in the treatment of substance use and related disorders to help save lives and improve health, today announced the promotions of Lourdes Felix to President and Tom Welch to Executive Vice President, effective immediately. Ms. Felix will retain her role as Chief Financial Officer and member of the board of directors. Previously, Mr. Welch served as Vice President of Operations.

Brady Granier, CEO, and Director of BioCorRx, Inc., stated, “We are pleased to recognize Lourdes’ and Tom's leadership and vital contributions to our organization as we position BioCorRx for future success. We anticipate many catalysts coming up and these key leadership changes were made to accommodate the next phase of BioCorRx’s growth. We recently announced that we were awarded $2.8 million, the second tranche of a National Institute on Drug Abuse (NIDA) grant for the development of BICX102, a sustained release naltrexone implant for the treatment of opioid use disorder. This grant is expected to substantially cover our financial costs towards FDA approval of BICX102 as we go through the development and regulatory process. Lourdes has been a key player in defining and executing BioCorRx's strategic initiatives, including launching our UnCraveRx™ program, which is a medically assisted weight loss management program. She has also been tirelessly and diligently working to enhance the Company’s capital structure in order to position ourselves for growth and prepare for our planned up-listing to a senior exchange. Tom is a recognized leader in our organization, and he has been instrumental in repositioning the BioCorRx® Recovery Program. I am delighted to announce their promotions today, both of which are very well deserved, and look forward to their continued leadership and guidance.”

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About Lourdes Felix

Lourdes has served as BioCorRx’s Chief Financial Officer since October 2012. She has been instrumental in capital procurement, completing multi-million dollar equity financing and accomplished in structuring and negotiating transactions and favorable terms with investment banks and private investors. Lourdes provides oversight for company-wide operations and led the launch of BioCorRx’s UnCraveRx® Weight Loss Management Program. Alongside other key executives of the company, Lourdes rebranded, restructured and expanded the Company’s business model in order to position it for long term growth in the addiction treatment, drug development and weight loss space. She has extensive operational experience with medical clinic and practice management.

Prior to joining BioCorRx her experience was in the private sector, public accounting including audit and public company experience. Ms. Felix has over 25 years of experience in financial and operational management. She has expertise in finance, accounting, company-wide operations, budgeting and internal control principals including GAAP, SEC, and SOX Compliance. Through knowledge of federal and state regulations, she successfully managed and produced SEC regulatory filings. She also has extensive experience in developing and managing financial operations.

Lourdes holds a Bachelor of Science degree in Accounting from University of Phoenix. She continued her education and is an MBA candidate at D’Amore-McKim School of Business, Northeastern University. She is a member of the BioCorRx® Inc. board of directors.

About Tom Welch

Mr. Welch has decades of operating experience. Mr. Welch was a founder and Director of Operations at TAK Healthcare Management from 2012 until 2015. TAK Management was responsible for the streamlining of clinical and financial operations for Start Fresh Alcohol and Opioid Recovery Centers Inc. Mr. Welch led a team that completely reorganized clinic operations. Tom was also successful in negotiating reimbursement with major private insurance corporations across the U.S.

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Prior to his tenure with TAK Management, Mr. Welch created Benchmark Consulting Group LLC in 2001 in Los Angeles, California and expanded into Dallas, Texas in 2005. He has been actively involved in assisting in infrastructure creation including, front and back office management, billing and coding personnel, clinical management and executive teams. Tom was responsible for negotiating multiple partnership agreements and contracts with major medical corporations and as well as the Military and Veterans Administration.

In 2016, Tom was hired as VP of Operations for BioCorRx Inc. where he assisted in creation, training and integration of the BioCorRx Recovery Program. The program was rolled out across the U.S. to independent physicians, integrated medicine and substance use disorder centers. Mr. Welch led the training and implementation of the program nationwide.

About BioCorRx

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment solutions company offering a unique approach to the treatment of substance use and other related disorders. The BioCorRx® Recovery Program is a non-addictive, medication-assisted treatment (MAT) program for substance use; please visit www.beataddiction.com for more information on the BioCorRx Recovery Program. The UnCraveRx™ Weight Loss Program is also a medication assisted program; please visit www.uncraverx.com for more information on UnCraveRx™. The Company also conducts R&D under its controlled subsidiary, BioCorRx Pharmaceuticals. For more information on BICX and product pipeline, please visit www.BioCorRx.com.

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

BioCorRx Inc.

investors@BioCorRx.com
714-462-4880

Investor Relations:

Crescendo Communications, LLC
(212) 671-1020 x304
bicx@crescendo-ir.com

Released March 2, 2020

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